TO
THE CUSTODIAN AGREEMENT
BETWEEN
GLOBAL X MANAGEMENT COMPANY, LLC
and
BROWN BROTHERS HARRIMAN &&
Dated as of 2/24/2010

The following is a list of Funds/Portfolios for which the Custodian shall serve under a Custodian Text19:
Agreement dated as of 10/20/2008 "the Agreement":

GLOBAL X CHINA MATERIALS ETF

GLOBAL X COPPER MINERS ETF

GLOBAL X FUNDS - GLOBAL X CHINA CONSUMER ETF

GLOBAL X FUNDS - GLOBAL X CHINA ENERGY ETF

GLOBAL X FUNDS - GLOBAL X CHINA FINANCIALS ETF

GLOBAL X FUNDS - GLOBAL X CHINA INDUSTRIALS ETF

GLOBAL X FUNDS - GLOBAL X CHINA TECHNOLOGY ETF

GLOBAL X FUNDS - GLOBAL X FTSE NORDIC 30 ETF

GLOBAL X SILVER MINERS ETF

GLOBAL X/INTERBOLSA FTSE COLOMBIA 20 ETF

24-Feb-10

IN WITNESS WHEREOF, each of the parties hereto has caused this  to be executed in its name and on behalf of each such Fund/Portfolio.

GLOBAL X MANAGEMENT COMPANY, LLC

BY:_________________________________
NAME:
TITLE:

24-Feb-10